UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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The Quigley Corporation
(Name of Registrant as Specified In Its Charter)

Ted Karkus
Mark Burnett
John DeShazo
Mark Frank
Louis Gleckel, MD
Mark Leventhal
James McCubbin
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE
Monday, May 18, 2009

JUDGE REJECTS QUIGLEY’S CLAIMS -- KARKUS DIRECTOR CANDIDATES PREVAIL IN FEDERAL COURT

Woodmere, NY – Monday, May 18, 2009 – The United States District Court issued a decision and order Friday afternoon rejecting The Quigley Corporation’s (NASDAQ: QGLY) attempt to prevent Ted Karkus, Mark Burnett, John DeShazo, Mark Frank, Louis Gleckel, MD, Mark Leventhal, and James McCubbin (“the Shareholder Nominees”) from continuing their efforts to allow Quigley’s shareholders to choose whether to vote to replace the current board.

The Federal Court’s decision followed a hearing on the Company’s assertions.  The Company had launched a court battle in an effort to block the Shareholder Nominees from soliciting your vote.  As a result of the Court’s ruling on Friday, all shareholders remain free to vote for change by voting on the lightly shaded BLUE Voting Instruction Form for the highly qualified slate of Shareholder Nominees.

The annual meeting is just two days away.  To help you decide on how to vote, we have provided our thoughts on some important questions all shareholders should consider regarding the actions of Guy Quigley and the incumbent directors, and the Court’s findings:

Question:  How Did The Court Rule On The  Company’s Claims That (1) The Shareholder Nominees  Had Not Accurately Described The Darius/Innerlight/Gary Quigley Transactions and (2) The Shareholder Nominees Have “Undisclosed Plans” Concerning the Company?

Answer: The Company Voluntarily Withdrew Both of These Claims As A Basis For a Preliminary Injunction.

Explanation: In our proxy materials and our other communications with you we told you about the Darius/Innerlight/Gary Quigley transactions. The Company sued us, claiming that our prior statements to you on this topic were not accurate – even though our prior statements did little more than summarize and quote prior SEC filings.

Last week, one day before the hearing before the federal court, we finally had the opportunity to cross-examine both Guy Quigley and Gary Quigley regarding the Darius/Innerlight/Gary Quigley dealings.  Not surprisingly, the next day, Guy Quigley did not testify in Court and Gary Quigley did not even show up in Court, much less testify – and the Company dropped those claims as a basis for a preliminary injunction.

Question:  How Did The Court Rule On The Company’s Claim That There Are “Undisclosed” Members of the Karkus Group?

Answer: The Court Rejected That Claim As Being Wholly Unsupported By The Facts.

Explanation:  Here is some of what the Court said:
"Even allowing for an indulgent use of circumstantial evidence and recognizing that direct, ‘smoking gun’ evidence, much less an admission of an agreement, would be highly unlikely to unearth, Quigley's claim that Mr. Ligums has agreed to act as a member of the Karkus group to act in deliberate concert with Mr. Karkus and others to unseat the current Quigley board remains nothing more than a claim fed by unwarranted assumptions, innuendo and suspicion, but unsupported by any pertinent fact."

The Court noted the “decided lack of evidence presented by Quigley to support its claim….”

What Should Shareholders Do, Now That The Court Has Ruled In Favor of The Shareholder Nominees?

We encourage you to vote for the Shareholder Nominees using the lightly shaded BLUE Voting Instruction Form.  Exercise your rights as shareholders to support the Shareholder Nominees, rights that the Shareholder Nominees fought hard and at great expense to win for all shareholders.  Below are just some of the reasons:

REASON NUMBER ONE: The Unwarranted Costs Charged to The Company In Trying To Prevent An Open Election.

•	This lawsuit has cost shareholders an enormous amount of money. How much of your Company’s treasury has been tapped in a failed attempt to prevent us from offering you a choice in this election?

•	What purpose was served by bringing this lawsuit other than to try and prevent you, the shareholders, from having the ability to vote for new board members and to vote for change?

REASON NUMBER TWO:  The Facts Regarding the Darius/Innerlight/Gary Quigley Transactions Show That Darius Is A Money-Maker And Gary Quigley Has Significant Interests in Darius.

•
It remains undisputed that Gary Quigley, brother of Chairman Guy Quigley, shows up as a large stockholder in Innerlight Holdings within days of the sale to Innerlight. And, we still do not understand why “royalties” are paid by Innerlight to ScandaSystems, an offshore company in which Gary Quigley is disclosed to be a principal and a major stockholder.

•	It remains undisputed that the incumbent board approved the Darius/Innerlight transaction.

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It remains undisputed that they permitted the sale of Darius for a mere $1million in cash plus assumption of certain Darius obligations, even though Darius had turned around and was profitable before the sale.

•	It remains undisputed that the buyer, Innerlight Holdings, has filed statements with the SEC reporting that the Darius business went on to generate impressive revenues and profits in 2008.

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The Innerlight Holdings registration statements reported net sales of $2.188 million and Income from Operations of $131,369 for Darius (Innerlight Inc.) for the first two months of 2008 (before the sale).

•	That registration statement reported net sales of $14,556,000 and Income from Operations of $2.507 million for Innerlight Holdings for the remainder of 2008 (after the sale).

•	Your Company, The Quigley Corporation, received just $1 million dollars cash for Darius/Innerlight Inc.

•	Is that really all that Darius was worth? Why does Gary Quigley receive royalty payments from Innerlight Holdings?

Should you rely on the current board to approve appropriate strategic initiatives, licensing deals, royalty deals, and divestitures in the future given their handling of the Darius transaction?

REASON NUMBER THREE: The Future of Your Company Is At Stake.

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Spending on Research and Development has continued to shrink. Under the current Board’s stewardship, in the first quarter of 2009, the Company spent less than $250,000 on R&D while losing over $2 million.

•	Wouldn’t the enormous amount of money spent in litigation trying to prevent us from seeking Board seats have been better spent on R&D?

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With the incumbent board, will excessive compensation to management and their family members continue? Will the decline in revenues and posting of losses continue? Will shareholders’ equity continue to drop? Will R&D spending continue to decline?

As shareholders, we need to make changes to our Board of Directors NOW before the situation   gets even worse.  We simply CANNOT afford to let this continue.

REASON NUMBER FOUR: Can You Believe What The Incumbents Tell You?

•	In a press release and letter to you dated May 7th, the Company told you the following:
“… at no point in time has either Guy Quigley, or Charles Phillips cashed in their respective equity ownership in the Company for personal gain.”

In fact, according to Form 4 disclosure statements that Guy Quigley and Charles Phillips filed with the SEC, in 2006 they each sold 375,000 shares of Company stock and collectively received proceeds of over $6 million.  Does this sound to you like they never "cashed in their respective equity ownership in the Company for personal gain”?

REASON NUMBER FIVE: We Are Invested In Your Company.

•	The incumbent outside directors own a total of 500 shares of stock. They have no real investment in your Company.

•	By contrast, the Shareholder Nominees own 1,309,323 shares of stock that were bought and paid for with their own funds. We are long term investors in the Company. We only profit if you profit.

•	We are exercising our right to nominate and vote for a new Board of Directors to protect your investment and ours. We hope that you appreciate and support our earnest efforts.

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We have no current interest or plans to restructure the Company or sell off any operations.  The current board missed this opportunity a long time ago.  Cold-Eeze revenues have dropped so precipitously, and market conditions have changed so dramatically, that we just don’t believe that now is the time to divest any assets.

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Our goal is to stabilize OTC revenues, eliminate excessive compensation and make sure overhead is in line with revenues so that we can return to profitability and allow the Company to increase, rather than decrease, critical R&D spending.  Elect a strong and experienced Board of Directors by voting for the Shareholder Nominees. Let us return our Company's Over-The-Counter products business to profitability and increase R&D spending. Let us implement long term plans to build a valuable Pharma division and a valuable Company.

VOTE FOR CHANGE. VOTE THE LIGHTLY SHADED BLUE VOTING INSTRUCTION FORM.

RiskMetrics Group, the independent institutional proxy advisory firm, stated that “… given its operating performance and corporate governance issues, we believe that dissidents have made a valid case for change.”

The Election is in just two days, on May 20th.   To vote for our slate, it is simple.  Do not vote management’s white proxy form.  Even if you have already sent in the white proxy, it is not too late to change your vote.  Time is running short, and every vote counts. No matter how many shares you hold, please vote today.  Your vote is incredibly important to all of us.

Only your last vote counts.  Simply find the control # on our lightly shaded Blue Voting Instruction Form.  This is the voting form that has the Shareholder Nominees on it.  Then call (800) 454-8683 or go to www.proxyvote.com and input your control # when prompted.  It is that simple to vote or to change your vote.

You may also call the Shareholder Nominees’ proxy solicitor, The Altman Group, toll free at (866) 796-7175, if you have any questions or need assistance.  Finally, Mr. Karkus welcomes all calls to discuss the Company and its future with any or shareholders.  He is available at (516) 569-9999.

Shareholders can access the Shareholder Nominees’ proxy material and the court’s opinion at www.shareholdermaterial.com/QGLY

Important Additional Information
Ted Karkus, Mark Burnett, John DeShazo, Mark Frank, Louis Gleckel, MD, Mark Leventhal and James McCubbin (the "Shareholder Nominees") filed a definitive proxy statement with the Securities and Exchange Commission (the "SEC") on May 1, 2009 in connection with the 2009 Annual Meeting of Stockholders of The Quigley Corporation. Stockholders are strongly advised to read the Shareholder Nominees’ proxy statement as it contains important information. Stockholders may obtain an additional copy of the Shareholder Nominee’s definitive proxy statement and any other documents filed by them with the SEC for free at the SEC’s website at http://www.sec.gov. Additionally, copies of the definitive proxy statement are available for free at www.shareholdermaterial.com/qgly